Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Partners

Host Marriott, L.P.:

We have audited the accompanying consolidated balance sheets of Host Marriott, L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott L.P. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The Partnership adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” in 2002.

KPMG LLP

McLean, Virginia

February 23, 2004, except as to notes 4, 11, 16, 19

and 20, which are as of July 15, 2004

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

(in millions)

	2003	2002
ASSETS
Property and equipment, net	$7,085	$7,031
Assets held for sale	73	—
Notes and other receivables	54	53
Due from managers	62	82
Investments in affiliates	74	133
Other assets	360	547
Restricted cash	116	104
Cash and cash equivalents	764	361

Total assets	$8,588	$8,311

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes	$3,180	$3,247
Mortgage debt	2,205	2,289
Convertible debt obligation to Host Marriott Corporation	492	492
Other	101	102

	5,978	6,130
Accounts payable and accrued expenses	108	118
Liabilities associated with assets held for sale	2	—
Other liabilities	166	252

Total liabilities	6,254	6,500

Minority interest	89	92
Limited partnership interests of third parties at redemption value (representing 23.5 million units and 27.7 million units at December 31, 2003 and 2002, respectively)	290	245
Partners’ capital
General partner	1	1
Cumulative redeemable preferred limited partner	339	339
Limited partner	1,587	1,136
Accumulated other comprehensive income (loss)	28	(2)

Total partners’ capital	1,955	1,474

	$8,588	$8,311

See notes to consolidated financial statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

(in millions, except per common unit amounts)

	2003	2002	2001
REVENUES
Rooms	$1,983	$2,040	$2,055
Food and beverage	1,081	1,082	1,047
Other	224	243	270

Total hotel sales	3,288	3,365	3,372
Rental income	100	101	136
Other income	12	—	1

Total revenues	3,400	3,466	3,509

OPERATING COSTS AND EXPENSES
Rooms	501	502	493
Food and beverage	815	802	783
Hotel departmental expenses	921	892	871
Management fees	136	154	168
Other property-level expenses	299	291	289
Depreciation and amortization	359	351	342
Corporate and other expenses	60	45	51
Lease repurchase expense	—	—	5

Total operating costs and expenses	3,091	3,037	3,002

OPERATING PROFIT	309	429	507
Interest income	11	20	36
Interest expense	(523)	(495)	(487)
Net gains on property transactions	5	5	6
Loss on foreign currency and derivative contracts	(19)	(2)	—
Minority interest expense	(4)	(8)	(15)
Equity in earnings (losses) of affiliates	(22)	(9)	3

INCOME (LOSS) BEFORE INCOME TAXES	(243)	(60)	50
Benefit from (provision for) income taxes	12	(4)	(9)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(231)	(64)	41
Income from discontinued operations	245	45	16

NET INCOME (LOSS)	14	(19)	57
Less: Distributions on preferred units	(35)	(35)	(32)

NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(21)	$(54)	$25

BASIC EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$(.87)	$(.34)	$.03
Discontinued operations	.80	.15	.06

BASIC EARNINGS (LOSS) PER COMMON UNIT	$(.07)	$(.19)	$.09

DILUTED EARNINGS (LOSS) PER COMMON UNIT
Continuing operations	$(.87)	$(.34)	$.03
Discontinued operations	.80	.15	.06

DILUTED EARNINGS (LOSS) PER COMMON UNIT	$(.07)	$(.19)	$.09

See notes to consolidated financial statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

AND COMPREHENSIVE INCOME

Years Ended December 31, 2003, 2002 and 2001

(in millions)

Class A, B and C Preferred Units Outstanding	Common OP Units Outstanding		Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
8.1	218.8	Balance, December 31, 2000	196	1	726	(1)
—	—	Net income	—	—	57	—	$57
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	(5)	(5)
—	—	Foreign currency forward contracts	—	—	—	2	2
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$53

—	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	5	—
—	42.1	Redemptions of limited partnership interests	—	—	547	—
—	—	Distributions on OP Units	—	—	(222)	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(32)	—
6.0	—	Issuance of Preferred OP Units	143	—	—	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	81	—

14.1	261.4	Balance, December 31, 2001	339	1	1,162	(5)
—	—	Net income (loss)	—	—	(19)	—	$(19)
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	2	2
—	—	Foreign currency forward contracts	—	—	—	2	2
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$(16)

—	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	8	—
—	1.8	Redemptions of limited partnership interests of third parties	—	—	13	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	7	—

14.1	263.7	Balance, December 31, 2002	$339	$1	$1,136	$(2)
—	—	Net income	—	—	14	—	14
		Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	34	34
		Foreign currency forward contracts	—	—	—	(23)	(23)
—	—	Realized loss on foreign currency forward contracts	—	—	—	18	18
—	—	Unrealized gain on HM Services common stock to net income	—	—	—	1	1

—		Comprehensive income					$44

—	1.4	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	9	—
—	4.2	Redemptions of limited partnership interests of third parties	—	—	23	—
—	51.0	Issuances of common OP units	—	—	501	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record preferred OP Units and OP Units of third parties at redemption value	—	—	(61)	—

14.1	320.3	Balance, December 31, 2003	$339	$1	$1,587	$28

See notes to consolidated financial statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

(in millions)

	2003	2002	2001
OPERATING ACTIVITIES
Net income (loss)	$14	$(19)	$57
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
(Gains) loss on disposals	(65)	(13)	—
Depreciation	19	21	36
Depreciation and amortization	359	351	342
Amortization of deferred financing costs	17	16	22
Income taxes	(33)	4	(15)
Net gains on property transactions	(5)	(5)	(6)
Equity in (earnings) losses of affiliates	22	9	(3)
Purchase of leases	—	—	(208)
Minority interest expense	4	8	16
Return of working capital from Marriott International	—	50	—
Changes in other assets	59	16	59
Changes in other liabilities	(18)	(58)	(10)

Cash provided by operations	373	380	290

INVESTING ACTIVITIES
Proceeds from sales of assets, net	184	—	60
Disposition of World Trade Center hotel	185	—	—
Acquisitions	(324)	(117)	(63)
Capital expenditures:
Renewals and replacements	(181)	(146)	(206)
Development	(12)	(11)	(56)
Other investments	(8)	(23)	(24)
Return of escrow funds from Marriott International	—	75	—
Notes receivable collections, net	—	—	10

Cash used in investing activities	(156)	(222)	(279)

FINANCING ACTIVITIES
Issuances of debt	813	—	980
Financing costs	(16)	(8)	(12)
Debt prepayments	(1,007)	(13)	(703)
Scheduled principal repayments	(52)	(63)	(55)
Issuances of OP Units	501	1	3
Issuances of preferred OP Units	—	—	143
Distributions on common OP Units	—	—	(298)
Distributions on preferred OP Units	(35)	(35)	(28)
Distributions to minority interests	(6)	(18)	(18)
Purchase of interest rate cap	—	(3)	—
Change in restricted cash	(12)	(10)	16

Cash provided by (used in) financing activities	186	(149)	28

INCREASE IN CASH AND CASH EQUIVALENTS	403	9	39
CASH AND CASH EQUIVALENTS, beginning of year	361	352	313

CASH AND CASH EQUIVALENTS, end of year	$764	$361	$352

See notes to consolidated financial statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2003, 2002 and 2001, minority partners converted operating partnership units (“OP Units”) valued at $41 million, $21 million and $547 million, respectively, in exchange for approximately 4.2 million, 1.8 million and 42.1 million shares, respectively, of common stock in Host Marriott Corporation.

Of the 2.3 million OP Units issued during 2002, 1.1 million OP Units were issued to acquire additional interests in the partnership owning the San Diego Marriott Hotel and Marina. This transaction resulted in an increase of $10.5 million to property and equipment and equity to reflect the fair value of the interests acquired. During April 2002, in a separate transaction, our ownership percentage in the San Diego partnership increased to 90% when the minority partners in the San Diego partnership exchanged their interests for approximately 6.9 million OP Units. The transaction resulted in an increase of $56.1 million in property and equipment and a corresponding increase in minority interest liability to reflect the fair value of the interests acquired.

During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender. We recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered of $22 million, net of tax expense of $9 million, as discontinued operations.

On June 14, 2002, we acquired the Boston Marriott Copley Place in Boston, Massachusetts for a purchase price of $214 million, including the assumption of $97 million in mortgage debt.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of $131 million.

See notes to consolidated financial statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Description of Business

Host Marriott, L.P., a Delaware limited partnership, or Host LP, operating through an umbrella partnership structure with Host Marriott Corporation as the sole general partner, is primarily the owner of hotel properties. Host Marriott Corporation operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries.

As of December 31, 2003, we owned, or had controlling interests in, 117 upper-upscale and luxury, full-service hotel lodging properties generally located throughout the United States, Canada and Mexico operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Hyatt and Hilton brand names. Of these properties, 93 are managed or franchised by Marriott International, Inc. and its subsidiaries or Marriott International.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Host LP and our subsidiaries and controlled affiliates. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority shareholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated, including the dividends and related transactions for our Class D Cumulative Redeemable Preferred Units held by one of our wholly-owned subsidiaries. In these consolidated financial statements, “we” or “Host LP” refers to Host Marriott, L.P. and its consolidated subsidiaries. “Host Marriott” refers to Host Marriott Corporation and is presented as the predecessor to Host LP since we and our subsidiaries received substantially all of the continuing operations, assets and liabilities of Host Marriott and its subsidiaries at the time of its conversion to a REIT.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for the Impact of the September 11, 2001 Terrorist Acts

On December 3, 2003, we settled all outstanding issues related to the terrorist attacks of September 11, 2001 with our insurer, Marriott International, Inc. and the Port Authority of New York and New Jersey for the New York Marriott World Trade Center and Financial Center hotels and received net proceeds of approximately $372 million, of which $65 million was used to repay the outstanding mortgage on the World Trade Center hotel. Prior to reaching this settlement, we were obligated under our ground lease to rebuild the hotel on the site and as such recorded insurance proceeds in continuing operations. We recorded business interruption proceeds, net of expenses, of $14 million and $11 million for the World Trade Center hotel in 2003 and 2002, respectively, and a gain on the settlement of approximately $212 million in 2003. We now consider the World Trade Center hotel to

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be abandoned and the gain on disposition and related business interruption income, net of expenses, for that hotel has been reclassified to discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144) “Accounting for the Impairment or Disposal of Long-Lived Assets.” As part of the settlement, we received a right of first offer through 2023 with respect to hotel development on the World Trade Center site.

The New York Financial Center hotel was also damaged in the attacks and, as a result, we recorded business interruption proceeds, net of expenses, of approximately $3 million and $6 million in room revenues in the consolidated statement of operations in 2003 and 2002, respectively.

Earnings (Loss) Per Unit

Basic earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP Units outstanding. Diluted earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP Units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host Marriott for Host Marriott common shares granted under comprehensive stock plans, preferred OP Units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP Units and the Convertible Preferred Securities. No effect is shown for any securities that are anti-dilutive.

A reconciliation of the number of units utilized for the calculation of diluted earnings per unit follows (in millions, except per unit amounts):

	Year ended December 31,
	2003			2002			2001
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount
Net income (loss)	$14	307.2	$(.05)	$(19)	289.2	$(.07)	$57	282.3	$.20
Distributions on preferred OP Units	(35)	—	(.12)	(35)	—	(.12)	(32)	—	(.11)

Basic earnings (loss) available to common unitholders	(21)	307.2	(.07)	(54)	289.2	(.19)	25	282.3	.09
Assuming distribution of units to Host Marriott Corporation for Host Marriott Corporation common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	—	—	—	—	—	—	5.1	—
Assuming conversion of Preferred OP Units	—	—	—	—	—	—	—	—	—

Diluted earnings (loss)	$(21)	307.2	$(.07)	$(54)	289.2	$(.19)	$25	287.4	$.09

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

Gains on sales of properties are recognized at the time of sale or deferred to the extent required by GAAP. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale in the period in which we have made the decision to dispose of the hotel, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If this criteria is met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, as discontinued operations on our statement of operations and classify the assets and related liabilities as held for sale on the balance sheet.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions.

Minority Interest

Minority interest consists of limited partnership interests in consolidated investments that have finite lives of $86 million and $89 million, respectively, and those investments that have infinite lives of $3 million at December 31, 2003 and 2002.

Income Taxes

Host LP is not a tax paying entity. However, under the Operating Partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

We account for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” These deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

Host Marriott has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided they distribute all of their taxable income annually to their shareholders and comply with certain other requirements. In addition to paying federal and state taxes on any retained income, Host Marriott is subject to taxes on “built-in gains” on sales of certain assets. Additionally, Host Marriott’s consolidated taxable REIT subsidiaries are subject to Federal, state and foreign income tax. The consolidated income tax provision or benefit includes, primarily, the tax provision related to the operations of the taxable REIT subsidiaries, Federal and state taxes on undistributed taxable income, and our foreign taxes, as well as each of our respective subsidiaries.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

As of December 31, 2003, our foreign operations consist of four properties located in Canada and two properties located in Mexico, one of which was sold in January 2004. The operations of these properties are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheet are as follows (in millions):

	2003	2002
Unrealized gain on HM Services common stock	$6	$5
Foreign currency forward contracts	(1)	4
Foreign currency translation	23	(11)

Total accumulated other comprehensive income (loss)	$28	$(2)

Derivative Instruments

We have interest rate swaps and interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in other income or expense. Upon early termination of an interest rate swap or cap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap or cap.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are also subject to exposure from fluctuations in foreign currencies relating to our properties located in Canada and two properties in Mexico, one of which was sold in January 2004. We have purchased currency forward contracts related to the Canadian properties, which are considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. At December 31, 2003, these contracts do not meet the requirements for hedge accounting and are marked to market and included in other income each period. See Note 4 for further discussion of these contracts.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Accounting for Stock-Based Compensation

At December 31, 2003, Host Marriott maintained two stock-based employee compensation plans, which are described more fully in Note 9. Prior to 2002, Host Marriott accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost relating to the employee stock option plan is reflected in 2001 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In addition, no stock-based employee compensation cost relating to the employee stock purchase plan is reflected in 2001 net income as the plan was considered non-compensatory under APB 25. Effective January 1, 2002, Host Marriott adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under Host Marriott’s employee stock option plan generally vest over four years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS 123. The adoption of SFAS 123 did not change the calculation of stock-based employee compensation costs for shares granted under Host Marriott’s deferred stock and restricted stock plans. The following table illustrates the effect on net income and earnings per unit if the fair value based method had been applied to all of our outstanding and unvested awards in each period.

	Year Ended December 31,
	2003	2002	2001
	(in millions, except per share amounts)
Net income (loss), as reported	$14	$(19)	$57
Add: Deferred stock and restricted stock compensation expense included in reported net income, net of related tax effects	16	5	7
Deducted: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(16)	(6)	(8)

Pro forma net income (loss)	$14	$(20)	$56

Earnings (loss) per share
Basic and diluted—as reported	$(.07)	$(.19)	$.09

Basic and diluted—pro forma	$(.07)	$(.19)	$.08

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Application of New Accounting Standards

The FASB recently issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS 150. This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On October 8, 2003, the FASB issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures on the issuer’s financial statements as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuers financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter 2003 Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, we recorded a gain from a cumulative effect of a change in accounting principle of $24 million in the fourth quarter of 2003, reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives. While there is no financial statement impact, FSP 150-3 does require disclosure of the fair value of the minority interests. See Note 18 for further details.

We adopted Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in 2003. In December 2003, the FASB issued a revision to FIN 46, which we refer to as FIN 46R. There is no impact from FIN 46R on our consolidated financial statements.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2.    Property and Equipment

Property and equipment consists of the following as of December 31:

	2003	2002
	(in millions)
Land and land improvements	$786	$695
Buildings and leasehold improvements	7,608	7,440
Furniture and equipment	1,062	1,020
Construction in progress	55	38

	9,511	9,193
Less accumulated depreciation and amortization	(2,426)	(2,162)

	$7,085	$7,031

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest cost capitalized in connection with our development and construction activities totaled $2 million in both 2003 and 2002 and $8 million in 2001.

On December 31, 2003, we classified five of our hotels as held for sale and recorded an impairment loss of $1.6 million in the fourth quarter of 2003. Three of these hotels were sold in January 2004. During 2001, we recorded impairment charges of $13 million related to three properties to reduce their carrying value to estimated fair value. One of the hotels was sold in December 2001 and the other two were sold in 2003. See Note 11.

3.    Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2003
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$54	$901	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf club
Other	1%	—	—	Various

Total		$74	$901

	As of December 31, 2002
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
CBM Joint Venture LLC	50%	$76	$908	120 Courtyard hotels
JWDC Limited Partnership	55%	37	95	JW Marriott, Washington, D.C.
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf club
Other	1%	—	—	Various

Total		$133	$1,003

CBM Joint Venture LLC is a joint venture that was formed by Rockledge Hotel Properties, Inc. (“Rockledge”) and Marriott International, that collectively owns, through two limited partnerships, 120 limited service hotels. The joint venture has approximately $901 million of debt, which is comprised of first mortgage loans secured by the properties owned by each of the two partnerships, senior notes secured by the ownership interest in one partnership and mezzanine debt. The mezzanine debt is an obligation of a subsidiary of the joint venture and the lender is an affiliate of Marriott International. None of the debt is recourse to or guaranteed by us or any of our subsidiaries. Each of the joint venture’s 120 hotels is operated by Marriott International pursuant to long-term management agreements. Rockledge, currently a consolidated, wholly owned subsidiary of ours, owns a 50% non-controlling interest in the joint venture and records the investment using the equity method. We did not receive any distributions from this investment during 2003 or 2002.

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. Cash distributions from this investment were approximately $1 million in both 2003 and 2002.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the JWDC Limited Partnership, which owns the JW Marriott Hotel, a 772-room hotel in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, effective June 20, 2003, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt.

We own minority interests in two partnerships that directly or indirectly own two hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships and all of the debt is non-recourse to us.

Our pre-tax income from affiliates for the years ended December 31 includes the following:

	2003	2002	2001
	(in millions)
Interest income from loans to affiliates	$—	$—	$4
Equity in income (losses)	(22)	(9)	3

	$(22)	$(9)	$7

Interest income in 2001 relates to loans to Rockledge prior to the consolidation of Rockledge on March 24, 2001.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2003	2002
	(in millions)
Property and equipment, net	$1,021	$1,185
Other assets	131	138

Total assets	$1,152	$1,323

Debt	$901	$1,003
Other liabilities	86	69
Equity	165	251

Total liabilities and equity	$1,152	$1,323

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2003	2002	2001
	(in millions)
Total revenues	$425	$525	$653
Operating expenses
Expenses	(316)	(367)	(433)
Depreciation and amortization	(58)	(68)	(90)

Operating profit	51	90	130
Interest expense	(94)	(108)	(124)

Net income (loss)	$(43)	(18)	$6

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Debt

Debt consists of the following:

	December 31,
	2003	2002
	(in millions)
Series A senior notes, with a rate of 7 7/8% due August 2005	$—	$500
Series B senior notes, with a rate of 7 7/8% due August 2008	1,196	1,195
Series C senior notes, with a rate of 8.45% due December 2008	218	499
Series E senior notes, with a rate of 8 3/8% due February 2006	300	300
Series G senior notes, with a rate of 9 1/4% due October 2007	244	250
Series I senior notes, with a rate of 9 1/2% due January 2007	484	490
Series J senior notes, with a rate of 7 1/8% due November 2013	725	—
Senior notes, with an average rate of 9 3/4% maturing through 2012	13	13

Total senior notes	3,180	3,247

Mortgage debt (non-recourse) secured by $3.6 billion of real estate assets, with an average rate of 7.8% at December 31, 2003, maturing through February 2023	2,205	2,289

Credit facility, with a variable rate (4.6% at December 31, 2003)	—	—
Other notes, with an average rate of 7.4% at December 31, 2003, maturing through December 2017	89	89
Capital lease obligations	12	13

Total other	101	102

Convertible debt obligation to Host Marriott Corporation (See Note 5)	492	492

Total debt	$5,978	$6,130

Senior Notes

We have various series of senior notes outstanding, all of which, except for the Series J senior notes, have been issued under the same indenture. The indenture contains certain financial covenants that, in the event of a default, would prohibit us from incurring additional indebtedness. These covenants include a consolidated coverage ratio of EBITDA-to-interest expense of 2.0 to 1.0. As of December 31, 2003, we are not in compliance with the ratio which limits our ability to incur additional debt and make dividend payments except to the extent required to maintain our REIT status. The Series J indenture contains certain provisions that allow for additional flexibility to incur debt, utilize asset sale proceeds, make certain investments and pay dividends on our preferred stock. However, these provisions will only go into effect once all pre-Series J senior notes are repaid or the pre-Series J indenture has been amended to allow for these same provisions.

The outstanding senior notes balance as of December 31, 2003 and 2002 of $3,180 million and $3,247 million, respectively, include fair value adjustments for interest rate swap agreements of $36.8 million and $40.3 million, respectively, that are discussed in further detail below.

Issuances.    In October 2003, we issued $725 million of 7 1/8% Series J senior notes due in 2013. The proceeds were used to redeem $429 million of our existing Series A senior notes and $282 million of our existing Series C senior notes. In February 2004, the Series J senior notes were exchanged for $725 million of 7 1/8% Series K senior notes. The terms of the Series K senior notes are substantially identical to the terms of the Series J notes, except that the Series K senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repayments.    During 2003, we redeemed approximately $790 million of senior notes, $711 million which were redeemed with the proceeds from the Series J senior notes. The terms of our senior notes require the payment of a call premium to holders in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of approximately $30 million on the early extinguishment of debt, which includes the payment of the call premium and the acceleration of the related deferred financing fees. The loss is included in interest expense in the accompanying statements of operations.

On September 16, 2002, we redeemed the remaining $12.6 million of 9½% senior secured notes due in May 2005 at approximately 101% of par. We recorded a minimal loss on the extinguishment related to the payment of a premium and acceleration of deferred financing fees. The loss is included in interest expense in the accompanying statement of operations.

Credit Facility

Effective June 6, 2002, we entered into a credit facility with an aggregate revolving loan commitment of $400 million ($300 million of which was available initially, with the balance becoming available to the extent that our leverage ratio met a specified level). The credit facility has an initial three-year term with an option to extend for an additional year if certain conditions are met. Interest on borrowings under the credit facility is calculated based on a spread over LIBOR ranging from 2.50% to 3.75%. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the credit facility. Currently, the commitment fee is .55% on an annual basis for available capacity and .2% on additional capacity. In May 2003, we renegotiated the credit facility to provide more flexibility in meeting certain tests under the covenants. The new terms of the credit facility allow us to borrow $250 million. All other terms of the credit facility remained essentially the same. As of December 31, 2003, we have not drawn on the credit facility.

In addition to the customary affirmative and negative covenants and restrictions, the credit facility contains covenants that require us to maintain leverage ratios below specified levels as well as interest, fixed charges and unsecured interest coverage ratios above specified levels. We are currently in compliance with these covenants.

Under the terms of the senior notes indenture and the credit facility, our ability to incur indebtedness is subject to restrictions and the satisfaction of various conditions, including an EBITDA-to-interest coverage ratio (as defined in the senior notes indenture) of at least 2.0 to 1.0. Based on the results of operations for the four fiscal quarters ended March 26, 2004, together with the transactions described in footnote 20, our consolidated coverage ratio is slightly above 2.0 to 1.0. However, a decrease in our operations, an increase in consolidated interest expense, or any combination thereof, could cause the ratio to again fall below 2.0 to 1.0. If that were to occur, our ability to incur indebtedness is generally limited to indebtedness specifically permitted under the credit facility and the senior notes indenture, such as borrowings under the credit facility and borrowings in connection with the refinancing of existing debt. Our failure to meet the interest coverage ratio would also restrict our ability to pay distributions on our OP Units and preferred OP Units, except to the extent necessary for Host Marriott to maintain its REIT status and other distributions permitted under the senior notes indenture.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2003, we have 30 assets that are secured by mortgage debt. Eleven of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $591 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. These hotels securing the

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CMBS Loan are the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, the Boston Hyatt Regency, The Drake Hotel New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service (approximately $64 million) if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and will remain in effect until the CMBS Portfolio generates the necessary minimum cash flow for two consecutive quarters, at which point, the cash that has been escrowed will be returned to us. As of December 31, 2003, approximately $15 million of cash has been escrowed. We do not expect cash flows from the CMBS Portfolio to be at the level required to trigger the release of the escrow until we have a significant improvement in operations. Additional amounts may also be escrowed, and these amounts may be significant.

On July 12, 2002, we modified the terms of the mortgage debt secured by our four Canadian properties. Under the terms of this modification, we agreed to escrow the excess cash flow from these hotels on a retroactive basis effective December 29, 2001. In April 2003, approximately $7 million of the cash escrowed in accordance with the loan was applied to the outstanding balance of the indebtedness and approximately $2 million was released to us. In July 2003, we entered into an agreement with the lenders to modify certain covenants so that we would not be required to make additional prepayments at that time. The terms of the modification required us to provide $10 million of cash collateral and pay an additional 25 basis points of interest on the loan. On December 29, 2003, we made an additional partial repayment of approximately $33 million. In conjunction with the prepayment, one of the hotels and the $10 million was released from the collateral. The remaining loan is still subject to the escrow provisions and additional amounts will be required to be escrowed in 2004.

On September 9, 2003, we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points (3.3% at December 31, 2003). Although the loan matures in 2005, we may extend the term of the loan for three one-year periods upon satisfaction of certain conditions (we must purchase an interest rate cap to obtain the first one-year extension and the two remaining extensions are subject to certain debt service coverage levels). The loan may be prepaid beginning in May 2004, and no prepayment penalty will be assessed for any prepayments made after March 2005. We also purchased an interest rate cap, at the inception of the loan, as discussed below.

In January 2003, we prepaid $17 million of mortgage debt related to two of our Ritz-Carlton properties. We did not incur any prepayment penalties as a result of this debt extinguishment. The loss on the early extinguishment of debt related to the write-off of deferred financing fees, which was minimal, is included in interest expense in the accompanying statements of operations.

On June 14, 2002, in connection with our acquisition of the Boston Marriott Copley Place, we assumed $97 million of mortgage debt. The mortgage bears interest at a fixed rate of 8.39% and is due on June 1, 2006. Also, in January of 2002, we transferred the St. Louis Marriott Pavilion hotel to the mortgage lender. In the first quarter of 2002, we recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered, net of tax, of $13 million as discontinued operations. See Note 11 for additional disclosure on the disposition.

Derivative Instruments

The mortgage loan on the Canadian properties is denominated in U.S. dollars and the functional currency of the Canadian subsidiaries is the Canadian dollar. At the time of the origination of the loan, each of the subsidiaries

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. These contracts had been designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. During 2003, we prepaid approximately $40 million of the loan and terminated a foreign currency contract equal to the prepayment. As a result, the forward currency contracts were deemed ineffective for accounting purposes, and we recorded a loss on the contracts of approximately $18 million, which is included in “Loss on foreign currency and derivative contracts” in the accompanying statement of operations. We will record the increase or decrease in the fair value of the outstanding forward currency contracts in net income (loss) each period. The fair value of the contracts on December 31, 2003 and 2002 was $(12.3) million and $3.8 million, respectively. We also purchased an interest rate cap for approximately $0.4 million which caps the floating interest rate at 10.75% based on a notional amount ($48.3 million). The cap is a derivative that is marked to market and the gains and losses from changes in the market value of the cap are to be recorded in other income or expense in the current period. The fair value of the interest rate cap was $0.1 million at December 31, 2003.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (7.08% at December 31, 2003) on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at December 31, 2003 was $2.3 million.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points (5.66% at December 31, 2003) on a $450 million notional amount, which is equal to the current amount of outstanding Series I senior notes. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at December 31, 2003 and 2002 was $34.5 million and $40.3 million, respectively.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, DC in September 2003, we purchased an interest rate cap with a notional amount of $88 million which caps the floating interest rate at 8.1% for the first two years of the loan. The cap represents a derivative that is marked to market and the gains and losses from changes in the market value of the cap are recorded in other income or expense in the current period. The fair value of the interest rate cap was $38,000 at December 31, 2003.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2003 are (in millions):

2004	$86
2005	152
2006	679
2007	860
2008	1,693
Thereafter	2,463

5,933
Fair value adjustment for interest rate swaps	37
Discount on senior notes	(4)
Capital lease obligations	12

$5,978

Cash paid for interest, net of amounts capitalized, was $468 million in 2003, $449 million in 2002 and $437 million in 2001.

Deferred financing costs, which are included in other assets, amounted to $82 million and $91 million, net of accumulated amortization, as of December 31, 2003 and 2002, respectively. Amortization of deferred financing costs totaled $17 million, $16 million, and $22 million in 2003, 2002 and 2001, respectively.

Amortization of property and equipment under capital leases totaled $3 million, $3 million and $4 million in the years ended December 31, 2003, 2002 and 2001, respectively, and is included in depreciation and amortization on the accompanying statements of operations.

5.    Convertible Debt Obligation to Host Marriott Corporation

The obligation for the $492 million of 6 3/4% Convertible Subordinated Debentures, or the Debentures, as of December 31, 2003 and 2002 has been included in these financial statements as our debt because upon Host Marriott’s conversion to a REIT, we assumed primary liability for repayment of the Debentures of Host Marriott underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Issuer, a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust were not contributed to us and therefore Host Marriott Financial Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, we will issue to Host Marriott the number of OP Units equal to the number of shares of common stock issued by Host Marriott in exchange for the Debentures.

In December 1996, Host Marriott Financial Trust, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by us to the extent the Issuer has funds available therefor. This guarantee, when taken together with our obligations under the indenture pursuant to which the Debentures were issued, the Debentures, our obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures due December 2, 2026 issued by us. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities, or the Common Securities, and invest the proceeds there from in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Issuer is wholly owned by Host Marriott and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Host Marriott common stock at the rate of 3.2537 shares per Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of Host Marriott’s common stock). The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 2003 and 2002, no shares were converted to Host Marriott’s common stock. During 2001, 400 shares were converted into common stock. The conversion ratio and price have been adjusted to reflect the impact of the distribution of shares of Crestline common stock and Host Marriott common stock in connection with the REIT conversion.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. We may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, we will not be permitted to declare or pay any cash distributions with respect to OP Units or debt securities that rank pari passu with or junior to the Debentures.

Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer’s option upon any redemption by us of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

In connection with consummation of the REIT conversion, we assumed primary liability for repayment of the Debentures underlying Host Marriott’s Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock, which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, we will issue a number of OP Units to Host Marriott equal to the number of shares of Host Marriott’s common stock issued in exchange for the Debentures. There were no shares of Convertible Preferred Securities repurchased in 2003 and 2002.

6.    Equity and Partner’s Capital

As of December 31, 2003 and 2002, 343.8 million and 291.4 million common OP Units, respectively, were outstanding, of which Host Marriott held 320.3 million and 263.7 million, respectively. In addition, 14.1 million preferred OP Units were outstanding as of December 31, 2003 and 2002.

Distributions.    In 2003, we were under the 2.0 to 1.0 EBITDA-to-cash interest coverage ratio required under the senior notes indenture. As a result, distributions on both common and preferred OP Units were restricted to the minimum amount of distributions required to maintain Host Marriott’s REIT status. Required distributions for 2003 to enable Host Marriott to maintain its REIT status were satisfied in part by payment of

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

distributions on the preferred OP Units in 2003. We believe that the remaining 2003 distribution requirement to enable Host Marriott to maintain its REIT status should largely be satisfied by the payment of distributions expected to be declared on preferred OP Units in the first, second and third quarters of 2004. We may, however, also need to pay a nominal common OP Unit distribution in 2004 to the extent necessary to enable Host REIT to satisfy any remaining 2003 distribution requirement.

OP Units.    During October 2003 and August 2003, Host Marriott sold 23.5 million and 27.5 million shares of its common stock, respectively, at a price to the public of $10.75 and $9.25 per share, respectively. The net proceeds from the sale were $250 million and $251 million, respectively, after payment of the underwriting discount and offering expenses. The proceeds were contributed to us in exchange for the issuance of an equivalent number of OP Units to Host Marriott.

During February 2002, Host Marriott filed a shelf registration statement for 1.1 million shares of its common stock to be issued in exchange for partnership interests held by the minority partners in the partnership that owns the San Diego Marriott Hotel and Marina. On March 15, 2002, the minority partners sold the 1.1 million Host Marriott common shares to an underwriter for resale on the open market. We did not receive any proceeds as a result of these transactions. Concurrent with the issuance of Host Marriott common shares, we issued to Host Marriott an equivalent number of OP Units. Also, in April 2002, we acquired an additional interest in the partnership through the issuance of 6.9 million OP Units to certain minority partners in exchange for their partnership interests in the San Diego Marriott Hotel and Marina.

Preferred OP Units.     As of December 31, 2003, we have three classes of preferred OP Units outstanding to third parties. There are 4,160,000 units of 10% Class A preferred OP Units, which were sold in August 1999; 4,000,000 units of 10% Class B preferred OP Units, which were sold in November 1999; and 5,980,000 units of 10% Class C preferred OP Units, which were sold in March 2001. Holders of all classes of the preferred OP Units are entitled to receive cumulative cash distributions at a rate of 10% per annum of the $25.00 per unit liquidation preference and are payable quarterly in arrears. After August 3, 2004, April 29, 2005 and March 27, 2006 we have the option to redeem the Class A preferred OP Unit, Class B preferred OP Unit and Class C preferred OP Unit, respectively, for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred OP Units classes rank senior to the common OP Units. The preferred OP unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2003 were $8.8 million.

7.    Income Taxes

Host LP is not a tax paying entity. However, under the Operating Partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

In December 1998, Host Marriott restructured itself in order to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding distribution of its taxable income to its shareholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation on its operating income to the extent it distributes at least 90% (95% for tax years prior to 2001) of its taxable income. Required distributions for 2003 were satisfied in part by the payment of dividends on Host Marriott’s preferred shares in 2003. There were no common dividends paid in 2003 by Host Marriott. Host Marriott believes the remaining 2003 distribution requirement will largely be satisfied by the payment of dividends

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expected to be declared on its preferred shares in the first, second and third quarters of 2004. Host Marriott may also need to pay nominal common dividend in 2004 to satisfy any remaining 2003 distribution requirement. In addition to paying Federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets, if any. Additionally, Host Marriott’s consolidated taxable REIT subsidiaries are subject to Federal, state and foreign income tax. The consolidated income tax provision or benefit includes, primarily, the tax provision related to the operations of the taxable REIT subsidiaries and international taxes at Host LP, as well as each of our respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and future reversals of existing taxable temporary differences, future projected taxable income and other factors.

Total deferred tax assets and liabilities at December 31, 2003 and December 31, 2002 were as follows:

	2003	2002
	(in millions)
Deferred tax assets	$99	$82
Less: Valuation allowance	(9)	—

Subtotal	90	82
Deferred tax liabilities	(78)	(85)

Net deferred income tax liability	$12	$(3)

The valuation allowance required under SFAS 109 primarily represents a net operating loss carryforward of a foreign affiliate (“NOL”) the benefit of which was not previously recorded, but which has been recorded under SFAS 109 as a deferred tax asset with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the NOL will be recorded as a reduction of income tax expense. The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 2003 and December 31, 2002 were as follows:

	2003	2002
	(in millions)
Investment in hotel leases	$42	$57
Safe harbor lease investments	(20)	(21)
Property and equipment	(3)	(3)
Investments in affiliates	(55)	(61)
Deferred gains	9	6
Other	5	6
Net operating loss carryforwards	32	9
Alternative minimum tax credit carryforwards	2	4

Net deferred income tax asset (liability)	$12	$(3)

At December 31, 2003 we have net operating loss carryforwards of approximately $80 million which expire in 2023.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The (provision) benefit for income taxes for continuing operations consists of:

	2003	2002	2001
	(in millions)
Current—Federal	$22	$(14)	$10
—State	3	(5)	(3)
—Foreign	(5)	(6)	(4)

	20	(25)	3

Deferred—Federal	(9)	19	(9)
—State	(1)	2	(2)
—Foreign	2	—	(1)

	(8)	21	(12)

	$12	$(4)	$(9)

The (provision) benefit for income taxes including the amounts associated with discontinued operations were $9 million, $(6) million and $(8) million in 2003, 2002 and 2001, respectively.

On July 20, 2001, the United States Court of Appeals for the Fourth Circuit affirmed a lower court ruling that allowed us to carryback a 1991 specified liability loss to the tax years 1984 and 1985 resulting in a net income tax refund of $16 million. We recorded the refund as a benefit to the provision in 2001. In addition, we settled with the Internal Revenue Service (“IRS”) all other outstanding Federal income tax issues for the tax years through 1998. We made net payments to the IRS of approximately $19 million in 2001 related to these settlements.

A reconciliation of the statutory Federal tax (provision) benefit to our income tax (provision) benefit for continuing operations follows:

	2003	2002	2001
	(in millions)
Statutory Federal tax (provision) benefit	$83	$10	$(23)
Nontaxable income (loss) of REIT	(69)	(2)	8
Built-in-gain tax	—	1	—
State income taxes, net of Federal tax benefit	2	(3)	(5)
Tax contingencies	—	(4)	16
Tax on foreign source income	(4)	(6)	(5)

Income tax (provision) benefit	$12	$(4)	$(9)

Cash paid for income taxes, including IRS settlements, net of refunds received, was $21 million, $2 million and $24 million, respectively, in 2003, 2002 and 2001.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Leases

Hotel Leases.    During 1999, 2000 and part of 2001, we leased our hotels (the “Leases”) to one or more third party lessees (the “Lessees”), primarily subsidiaries of Crestline, due to Federal income tax law restrictions on a REIT’s ability to derive revenues directly from the operation of a hotel. Effective January 1, 2001, the REIT Modernization Act amended the tax laws to permit REITs to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary. Accordingly, a TRS acquired the Crestline lessee entities owning the leasehold interests with respect to 116 of our full-service hotels during January 2001 and acquired the lessee entities owning the leasehold interest with respect to four of our full-service hotels from Crestline (one lease) and Wyndham (three leases) during June of 2001. As a result, our revenues reflect hotel level sales instead of rental income.

Hospitality Properties Trust Relationship.    In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard properties and 18 Residence Inns to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at our option. Minimum rent payments are $54 million annually for the Courtyard properties and $18 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In connection with Host Marriott’s conversion to a REIT, we sublet the HPT hotels (the “Subleases”) to separate sublessee subsidiaries of Crestline (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either the HPT lessee (the “Sublessor”), a wholly owned subsidiary of ours, elects not to renew the HPT lease, or the Sublessee elects not to renew the Sublease at the expiration of the initial term provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT hotels (one for Courtyard hotels and one for Residence Inn hotels). Rent payable by Crestline under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessor is sufficient to cover the additional rent due under the HPT lease, with any excess being retained by the Sublessor. The rent payable under the Subleases is guaranteed by Crestline up to a maximum amount of $30 million, which is allocated between the two pools of HPT hotels.

Other Lease Information.    A number of our hotels are subject to long-term ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or 10-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2003. Minimum payments for capital leases have not been reduced by aggregate minimum sublease rentals from restaurant subleases of $2 million, payable to us under non-cancelable subleases. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $27 million and $618 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2004	$5	$111
2005	5	106
2006	5	103
2007	—	100
2008	—	114
Thereafter	—	1,245

Total minimum lease payments	15	$1,779

Less amount representing interest	(3)

Present value of minimum lease payments	$12

The ground lease on the New York Marriott Marquis, which was renegotiated in 1999, provides for the payment of a percentage of the hotel sales (4% in 1999 and 5% thereafter) through 2007 and an equivalent of real estate taxes on the property from 2008 through 2017, which is to be used to amortize the 1999 deferred ground rent obligation of $116 million. We have the right to purchase the land under certain circumstances for approximately $25 million, of which $4 million has already been paid. The balance of the deferred ground rent obligation was $52 million and $63 million, respectively, at December 31, 2003 and 2002 and is included in other liabilities in the accompanying consolidated balance sheets.

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $40 million at December 31, 2003. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2003	2002	2001
	(in millions)
Minimum rentals on operating leases	$127	$120	$117
Additional rentals based on sales	13	21	32
Less: sublease rentals	(79)	(81)	(88)

	$61	$60	$61

9.    Employee Stock Plans

In connection with Host Marriott’s conversion to a REIT, we assumed the employee obligations of Host Marriott. Upon the issuance of Host Marriott common stock under either of the two stock-based compensation plans described below, we will issue Host Marriott an equal number of OP Units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, Host Marriott maintained two stock-based compensation plans, including the comprehensive stock plan (the “Comprehensive Plan”), whereby Host Marriott may award to participating employees (i) options to purchase Host Marriott’s common stock, (ii) deferred shares of Host Marriott’s common stock and (iii) restricted shares of Host Marriott’s common stock, and the employee stock purchase plan. At December 31, 2003, there were approximately 12 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

Prior to 2002, we accounted for expense under these plans according to the provisions of Accounting Principles Board Opinion No. 25 and related interpretations. Consequently, no compensation expense was recognized for stock options issued under the Comprehensive Plan or stock issued under the employee stock purchase plan. In the third quarter of 2002, we implemented the expense recognition provisions of SFAS 123 with retroactive application to employee stock options granted on or after January 1, 2002 only. Options granted in fiscal years prior to 2002 will continue to be accounted for using the intrinsic value method as described in APB 25. As a result of the change in accounting method, we now record compensation expense for employee stock options based on the fair value of the options at the date of grant. We also record compensation expense for shares issued under Host Marriott’s employee stock purchase plan. The implementation of SFAS 123 had no effect on the calculation of compensation expense for shares granted under Host Marriott deferred stock and restricted stock plans. For additional information on the effects of this change in accounting method, see Note 1.

Employee Stock Options.    Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of Host Marriott common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International distribution in 1993, we issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both Host Marriott and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between Host Marriott and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired HM Services. Since HM Services is no longer publicly traded, all future payments to us will be made in cash, as HM Services has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2003 and 2002, the receivable balance was approximately $6.1 million and $5.4 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

For purposes of the following disclosures required by SFAS 123, the fair value of each stock option granted has been estimated on the date of grant using an option-pricing model. There were no stock options granted in 2003. The following weighted average assumptions were used for grants issued during 2002 and 2001, respectively: risk-free interest rates of 3.8% and 5.2%, volatility of 36% and 37%, expected lives of 15 and 12 years; and dividend yield of 6.0% and 9.1%. The weighted average fair value per option granted during the year was $1.41 in 2002 and $1.09 in 2001. As a result of the implementation of SFAS 123, we recorded compensation expense of $274,000 and $47,000, respectively, for 2003 and 2002, which represents the expense for stock options granted as of January 1, 2002 only.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of Host Marriott’s stock option plans that have been approved by its stockholders for 2003, 2002 and 2001 follows. Host Marriott does not have stock option plans that have not been approved by Host Marriott’s stockholders.

	2003		2002		2001
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	5.4	$6	4.9	$6	4.2	$5
Granted	—	—	9	8	1.4	8
Exercised	(.6)	6	(.2)	4	(.6)	4
Forfeited/expired	(.3)	9	(.2)	9	(.1)	8

Balance, at end of year	4.5	6	5.4	6	4.9	6

Options exercisable at year-end	3.2		3.3		2.9

The following table summarizes information about stock options at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$ 1 – 3	1.6	3	$2	1.6	$2
4 – 6.2		5	6.2		6
7 – 9	1.9	13	8.9		8
10 – 12.8		12	11.5		11
13 – 19	—	9	18	—	18

	4.5			3.2

Deferred Stock.    Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 2003, 2002 and 2001, 45,000, 23,000 and 24,000 shares, respectively, were granted under this plan. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The weighted average fair value per share granted during each year was $8.00 in 2003, $9.95 in 2002 and $12.66 in 2001. The implementation of SFAS 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

Restricted Stock.    From time to time Host Marriott awards restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. We recognize compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host Marriott common stock. In 2003, 2002 and 2001, 3,183,000, 906,000 and 167,000 shares, respectively, of restricted stock plan shares were granted to certain key employees under these terms and conditions. Approximately 1,069,000 and 623,000 shares, respectively, were forfeited in 2002 and 2001. No shares were forfeited in 2003. We recorded compensation expense of $15.0 million, $5.2 million and $7.6

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million, respectively, in 2003, 2002 and 2001 related to these awards. The weighted average grant date fair value per share granted during each year was $8.82 in 2003, $10.49 in 2002 and $12.91 in 2001. Under these awards 3,475,000 shares were outstanding at December 31, 2003.

Employee Stock Purchase Plan.    Under the terms of Host Marriott’s employee stock purchase plan, eligible employees may purchase Host Marriott common stock through payroll deductions at 90% of the lower of market value at the beginning or market value at the end of the plan year, which runs from February 1 through January 31. As a result of the implementation of SFAS 123 during 2002, we now record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for 2003 and 2002, respectively: Risk-free interest rate of 1.3% and 2.2%, volatility of 36% and 37%, expected life of one year, and dividend yield of 0% for both years. For the 2003 and 2002 plan years, approximately 21,000 and 48,000 shares, respectively, were issued. The weighted average fair value of those purchase rights granted in 2003 and 2002 was $2.20 and $2.35, respectively. The compensation expense reflected in net income was not material for all periods presented.

Stock Appreciation Rights.    In 1998, 568,408 stock appreciation rights (“SARs”) were issued under the Comprehensive Plan to certain directors as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to us upon conversion to a REIT. The SARs are fully vested and the grant prices range from $1.20 to $2.71. In 2003, 2002 and 2001, we recognized compensation (income) expense for outstanding SARs as a result of fluctuations in the market price of our common stock of $1.6 million, $.8 million and $(1.2) million, respectively. As of December 31, 2003, approximately 439,000 SARs were outstanding.

10.    Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host Marriott’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material for the three years ended December 31, 2003.

11.    Discontinued Operations

Assets Held For Sale.    During December 2003, we entered into a definitive, binding agreement to sell five hotels. We sold three of these properties in January 2004. We have reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheet as of December 31, 2003. The following table sets forth the balance sheet detail of these hotels (in millions):

Property and equipment, net	$72
Other assets	1

Total assets	$73

Other liabilities	2

Total liabilities	$2

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The operations of these hotels have been classified as discontinued operations on the statements of operations for all years presented. The following table summarizes the revenues and income (loss) before taxes of the hotels that have been classified as held for sale as of December 31, 2003 (in millions):

	2003	2002	2001
Revenues	$42	$44	$46
Income before taxes	1	4	7

Dispositions.    We disposed of eight hotels and abandoned one hotel (World Trade Center hotel—see Note 1 for more detail) in 2003 and disposed of one hotel in 2002 that require their operations and the related gains (losses) to be reclassified to discontinued operations in the statements of operations for all years presented. We also sold two additional hotels in 2004 and have reclassified their results to discontinued operations. The following table summarizes the revenues, income (loss) before taxes, and the gain (loss) on disposal, net of tax, of these hotels as of December 31, 2003 (in millions).

	2003	2002	2001
Revenues(1)	$270	$170	$217
Income (loss) before taxes	182	30	(9)
Gain on disposal, net of tax	65	13	—

(1)	Revenues in 2003 include business interruption proceeds of $173 million related to the World Trade Center hotel settlement. See Note 1 for additional information.

12.    Acquisitions

On November 13, 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million.

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the 772-room JW Marriott, Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt on June 20, 2003.

During 2002, we acquired 80% of the outstanding minority interest in the partnership that owns the San Diego Marriott Marina and Hotel in exchange for 8 million OP Units, which resulted in an increase to property and equipment of $66.6 million to reflect the fair value of the interest acquired. As a result of the acquisition, we now own approximately 90% of the interests in the partnership that owns the hotel. We did not receive any proceeds as a result of these transactions.

On June 14, 2002, we acquired the 1,139-room Boston Marriott Copley Place for $214 million, including the assumption of $97 million in mortgage debt.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(in millions)
Financial assets
Notes receivable	$54	$54	$53	$53
Financial liabilities
Senior notes (excluding fair value of swaps)	3,143	3,318	3,207	3,221
Mortgage debt and other, net of capital leases	2,294	2,225	2,378	2,492
Other financial instruments
Convertible Debt Obligation to Host Marriott	492	501	492	368

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible Debt Obligation to Host Marriott are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14.    Marriott International Distribution and Relationship with Marriott International

We have entered into various agreements with Marriott International (formerly a wholly owned subsidiary, the common stock of which was distributed to Host Marriott’s shareholders on October 8, 1993) including the management of the majority of our hotels including franchised properties; financing for joint ventures including the acquisition in 1996 of two full-service properties in Mexico City, Mexico, for which Marriott International provided $29 million of debt financing and $28 million in preferred equity and the 2000 acquisition of two partnerships owning 120 limited-service hotels for a combined $372 million plus interest and legal fees (see Note 3) and certain limited administrative services.

On July 25, 2002, we completed negotiations with Marriott International in connection with changes to the management and other agreements for substantially all of our Marriott and Ritz-Carlton managed hotels. The changes were effective as of December 29, 2001. The management contract changes include providing us with additional approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system wide programs; reducing the amount of working capital requirements, and expanding an existing agreement that allows us to fund furniture, fixtures and equipment expenditures from one account controlled by us, which collectively increased cash available to us for general corporate purposes at that time by $125 million; reducing incentive management fees payable on certain Marriott managed hotels; reducing the amount we pay related to frequent guest programs; gradually reducing the amounts payable with respect to various centrally administered programs; and providing additional territorial restrictions for certain hotels in eight markets.

In addition to these modifications, we have expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement without the payment of termination fees. The revised pool includes 46 assets, 75% (measured by EBITDA) of which may be sold over approximately a ten year or greater period without the payment of a termination fee (22.5% (measured by EBITDA) of which may be sold unencumbered by the Marriott brand).

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with these negotiations, we have amended Host Marriott’s distribution agreement and stockholder rights plan to terminate Marriott International’s right to purchase up to 20% of each class of Host Marriott’s outstanding voting shares upon certain changes of control and clarified existing provisions in the management agreements that limit our ability to sell a hotel or our entire company to a competitor of Marriott International.

In 2003, 2002 and 2001, the TRS paid Marriott International $136 million, $144 million and $162 million, respectively, in hotel management fees and $4 million, $5 million and $6 million, respectively, in franchise fees. In 2002 and 2001, we paid Marriott International $1 million and $2 million, respectively, for certain administrative services and office space.

15.    Hotel Management Agreements

Of our hotels, 87 are subject to management agreements under which Marriott International or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that are generally three percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to us, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement. Certain consolidated partnerships with a total of eight properties operate under a single agreement, cancellation of which would affect all the properties in these partnerships.

Pursuant to the terms of the agreements, Marriott International furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are required to be allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries on a fair and equitable basis. In addition, our hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ property and improvements. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements. To the extent we are not required to fund such amounts into escrow accounts, we remain liable to make such fundings in the future.

We have franchise agreements with Marriott International for two hotels. Pursuant to these franchise agreements, we generally pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

We hold management agreements with The Ritz-Carlton Hotel Company, LLC (“Ritz-Carlton”), a wholly-owned subsidiary of Marriott International, to manage ten of our hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

We also hold management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 15 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Fourteen of the fifteen agreements also provide for incentive management fees generally equal to 10 to 25 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

16.    Geographic and Business Segment Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial. Accordingly, we report one business segment, hotel ownership. Our foreign operations consist of four properties located in Canada and two properties located in Mexico, one of which was sold in January 2004. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2003		2002		2001
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$3,307	$6,907	$3,371	$6,857	$3,415	$6,812
Canada	70	107	71	96	74	102
Mexico	23	71	24	78	20	85

Total	$3,400	$7,085	$3,566	$7,031	$3,509	$6,999

17.    Guarantees

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of rental payments. The aggregate amount of the guaranteed payments is approximately $40 million as of December 31, 2003.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who, in turn, is indemnified by the current owner of the facility.

•	We are required to maintain a letter of credit for $2.9 million to guarantee payment of certain expenses related to the mortgage for Hanover Marriott which is owned by one of our wholly-owned subsidiaries. Our mortgage lender is the beneficiary under the letter of credit which expires in April 2004.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	On November 20, 2003, we sold the Jacksonville Marriott and the associated ground lease was assigned to the purchaser. We are contingently liable under the ground lease for amounts not to exceed $2.25 million. However, the purchaser of the hotel has indemnified us against any payment on the ground lease. Further, if we pay the maximum amount of $2.25 million, the landlord would be required to deed the land to us.

18.    Mandatorily Redeemable Non-controlling Interests of All Entities

We consolidate five partnerships, the Philadelphia Market Street HMC Limited Partnership, or Market Street; the Pacific Gateway, Ltd, or San Diego; the Lauderdale Beach Association or LBA; the Marriott Mexico City Partnership, or Mexico; and the East Side Hotel Associates, L.P., or East Side, with minority interest holders that have finite lives. The partnerships have lives ranging from 77 to 100 years and terminate between 2061 and 2097.

As of December 31, 2003, the minority interest holders in Market Street and San Diego had settlement alternatives in which they could be issued 367,909 and 1,616,000 OP Units, respectively, based on their ownership percentages of 1.58% and 10.03%, respectively, as stipulated in their partnership agreements. At December 31, 2003, the OP Units were valued at $4.5 million and $19.9 million, respectively, for Market Street and San Diego. LBA, East Side, and Mexico do not have any settlement alternatives. At December 31, 2003, the fair values of the minority interests in these partnerships were approximately $114 million.

19.    Supplemental Guarantor And Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 35 of the Company’s full-service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following condensed combined consolidating financial information sets forth the financial position as of December 31, 2003 and 2002 and results of operations and cash flows for the three years ended December 31, 2003 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheets

(in millions)

December 31, 2003

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$938	$2,606	$3,541	$—	$7,085
Assets held for sale	38	35	—	—	73
Notes and other receivables	678	32	100	(756)	54
Due from manager	(5)	—	68	(1)	62
Investments in affiliates	2,743	1,905	80	(4,654)	74
Rent receivable	—	9	31	(40)	—
Other assets	238	19	224	(121)	360
Restricted cash	4	3	109	—	116
Cash and cash equivalents	621	2	141	—	764

Total assets	$5,255	$4,611	$4,294	$(5,572)	$8,588

Debt	$2,976	$1,464	$2,208	$(670)	$5,978
Other liabilities	29	125	365	(243)	276

Total liabilities	3,005	1,589	2,573	(913)	6,254
Minority interests	—	—	89	—	89
Limited partner interest of third parties at redemption value	290	—	—	—	290
Partners’ capital	1,960	3,022	1,632	(4,659)	1,955

Total liabilities and partners’ capital	$5,255	$4,611	$4,294	$(5,572)	$8,588

December 31, 2002

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,070	$2,460	$3,501	$—	$7,031
Notes and other receivables	730	34	106	(817)	53
Due from manager	(7)	9	80	—	82
Investments in affiliates	2,707	1,908	101	(4,583)	133
Rent receivable	—	23	34	(57)	—
Other assets	242	175	260	(130)	547
Restricted cash	2	4	98	—	104
Cash and cash equivalents	159	2	200	—	361

Total assets	$4,903	$4,615	$4,380	$(5,587)	$8,311

Debt	$3,044	$1,554	$2,263	$(731)	$6,130
Other liabilities	140	132	371	(273)	370

Total liabilities	3,184	1,686	2,634	(1,004)	6,500
Minority interests	—	—	92	—	92
Limited partner interest of third parties at redemption value	245	—	—	—	245
Partners’ capital	1,474	2,929	1,654	(4,583)	1,474

Total liabilities and partners’ capital	$4,903	$4,615	$4,380	$(5,587)	$8,311

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Operations

(in millions)

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$149	$317	$3,340	$(406)	$3,400
Depreciation and amortization	(56)	(125)	(178)	—	(359)
Hotel operating expenses	—	—	(2,373)	—	(2,373)
Property-level expenses	(46)	(80)	(173)	—	(299)
Rental expense	—	—	(406)	406	—
Minority interest	—	—	(4)	—	(4)
Corporate and other expenses	(5)	(21)	(34)	—	(60)
Interest income	42	14	8	(53)	11
Interest expense	(241)	(132)	(203)	53	(523)
Net gains on property transactions	—	1	4	—	5
Equity in earnings (losses) of affiliates	153	(4)	(24)	(147)	(22)
Loss on foreign currency and derivative contracts	—	—	(19)	—	(19)

Income (loss) from continuing operations before taxes	(4)	(30)	(62)	(147)	(243)
Benefit (provision) for income taxes	(4)	—	16	—	12

INCOME (LOSS) FROM CONTINUING OPERATIONS	(8)	(30)	(46)	(147)	(231)
Loss from discontinued operations	22	214	9	—	245

NET INCOME (LOSS)	$14	$184	$(37)	$(147)	$14

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$170	$338	$3,408	$(450)	$3,466
Depreciation and amortization	(58)	(114)	(179)	—	(351)
Hotel operating expenses	—	—	(2,350)	—	(2,350)
Property-level expenses	(56)	(62)	(173)	—	(291)
Rental expenses	—	—	(450)	450	—
Minority interest	—	—	(8)	—	(8)
Corporate and other expenses	(2)	(17)	(26)	—	(45)
Interest income	47	8	11	(46)	20
Interest expense	(215)	(133)	(193)	46	(495)
Net gains on property transactions	1	—	4	—	5
Equity in earnings (losses) of affiliates	77	78	(14)	(150)	(9)
Loss on foreign currency and derivative contracts	—	—	(2)	—	(2)

Income (loss) from continuing operations before taxes	(36)	98	28	(150)	(60)
Benefit (provision) for income taxes	6	—	(10)	—	(4)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(30)	98	18	(150)	(64)
Income (loss) from discontinued operations	11	(17)	51	—	45

NET INCOME (LOSS)	$(19)	$81	$69	$(150)	$(19)

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$187	$366	$3,425	$(469)	$3,509
Depreciation and amortization	(59)	(108)	(175)	—	(342)
Hotel operating expenses	—	—	(2,315)	—	(2,315)
Property-level expenses	(56)	(61)	(172)	—	(289)
Rental expense	—	—	(469)	469	—
Minority interest	—	—	(15)	—	(15)
Corporate and other expenses	(19)	(13)	(19)	—	(51)
Interest income	54	13	17	(48)	36
Interest expense	(211)	(135)	(189)	48	(487)
Net gains (losses) on property transactions	13	(12)	5	—	6
Equity in earnings (losses) of affiliates	125	87	(9)	(200)	3
Lease repurchase expense	—	—	(5)	—	(5)

Income (loss) from continuing operations before taxes	34	137	79	(200)	50
Benefit for income taxes	23	—	(32)	—	(9)

INCOME (LOSS) FROM CONTINUING OPERATIONS	57	137	47	(200)	41
Gain (loss) from discontinued operations	—	(27)	43	—	16

NET INCOME (LOSS)	$57	$110	$90	$(200)	$57

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(90)	$265	$198	$373

INVESTING ACTIVITIES
Proceeds from sales of assets, net	75	109	—	184
Disposition of World Trade Center hotel	—	185	—	185
Acquisitions	—	(321)	(3)	(324)
Capital expenditures	(39)	(82)	(80)	(201)

Cash from (used in) investing activities	36	(109)	(83)	(156)

FINANCING ACTIVITIES
Issuance of debt	725	—	88	813
Financing costs	(14)	—	(2)	(16)
Debt prepayments	(790)	(82)	(135)	(1,007)
Repayment of debt	—	(8)	(44)	(52)
Issuance of OP Units	501	—	—	501
Distributions on preferred limited partner units	(35)	—	—	(35)
Distributions to minority interests	—	—	(6)	(6)
Transfer to/from Parent	141	(66)	(75)	—
Other	(12)	—	—	(12)

Cash (used in) from financing activities	516	(156)	(174)	186

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	462	—	(59)	403
CASH AND CASH EQUIVALENTS, beginning of year	159	2	200	361

CASH AND CASH EQUIVALENTS, end of year	$621	$2	$141	$764

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(96)	$149	$327	$380

INVESTING ACTIVITIES
Acquisitions	—	(117)	—	(117)
Capital expenditures	(27)	(63)	(90)	(180)
Return of escrow funds from Marriott International	12	26	37	75

Cash used in investing activities	(15)	(154)	(53)	(222)

FINANCING ACTIVITIES
Financing costs	(8)	—	—	(8)
Debt prepayments	(13)	—	—	(13)
Repayment of debt	(15)	(6)	(42)	(63)
Issuance of OP Units	1	—	—	1
Distributions on preferred limited partner units	(35)	—	—	(35)
Distributions to minority interests	—	—	(18)	(18)
Purchase of interest rate cap	(3)	—	—	(3)
Transfer to/from Parent	129	10	(139)	—
Other	(10)	—	—	(10)

Cash from (used in) financing activities	46	4	(199)	(149)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(65)	(1)	75	9
CASH AND CASH EQUIVALENTS, beginning of year	224	3	125	352

CASH AND CASH EQUIVALENTS, end of year	$159	$2	$200	$361

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(38)	$(52)	$380	$290

INVESTING ACTIVITIES
Proceeds from sales of assets	45	15	—	60
Capital expenditures	(55)	(123)	(108)	(286)
Acquisitions	(63)	—	—	(63)
Other	7	—	3	10

Cash used in investing activities	(66)	(108)	(105)	(279)

FINANCING ACTIVITIES
Issuance of debt	875	—	105	980
Financing costs	(9)	—	(3)	(12)
Debt prepayments	(575)	(105)	(23)	(703)
Repayment of debt	(9)	(5)	(41)	(55)
Issuance of OP Units	3	—	—	3
Issuance of preferred limited partner units	143	—	—	143
Distributions on common and preferred limited partner units	(326)	—	—	(326)
Distributions to minority interests	—	—	(18)	(18)
Transfer to/from Parent	8	245	(253)	—
Changes in restricted cash	16	—	—	16

Cash from (used in) financing activities	126	135	(233)	28

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22	(25)	42	39
CASH AND CASH EQUIVALENTS, beginning of year	202	28	83	313

CASH AND CASH EQUIVALENTS, end of year	$224	$3	$125	$352

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.    Subsequent Events

We sold six hotels during the first quarter of 2004, (the Atlanta Marriott Northwest, the Detroit Romulus Marriott, the Detroit Marriott Southfield, the Atlanta Marriott Norcross, the Fullerton Marriott and the Mexico City Airport Marriott) for net proceeds of $95 million. All of these hotels, except the Mexico City Airport hotel, were classified as held for sale as of December 31, 2003. On May 11, 2004, we sold the Dallas/Ft. Worth Marriott for net proceeds of $59 million. In accordance with SFAS 144, we have reclassified the results of operations to reflect the results of these hotels as discontinued operations.

We prepaid $82 million of mortgage debt on four of our properties in the first quarter of 2004. The prepayment of this debt was made with proceeds from the sale of assets.

On January 30, 2004, we redeemed $218 million of our 8.45% Series C senior notes, which were scheduled to mature in 2008. The terms of the debt required that we pay the holders a premium (4.2% based on the date of redemption), in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of $12 million on the early extinguishment of debt which includes the premium and the acceleration of the related deferred financing costs and original issue discount. The loss is included in interest expense in the accompanying consolidated statement of operations.

On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures. Net proceeds were $484 million including underwriting fees and expenses and original issue discount. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on April 15, 2004. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures are exchangeable into shares of Host Marriott common stock at an initial rate of 54.6448 shares for each $1,000 of principal amount of the debentures, which is equivalent to an initial exchange price of $18.30 per share of Host Marriott common stock. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host Marriott Corporation. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host Marriott common stock is more than 120% of the exchange price per share, or $21.96, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the Host Marriott common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined. Host Marriott has agreed to file a shelf registration statement with respect to the resales of the Host Marriott common stock issuable upon exchange of the debentures.

On April 15, 2004, we used the net proceeds from the issuance of the Exchangeable Senior Debentures and available cash to redeem $494 million of our 7 7/8% Series B senior notes, which were scheduled to mature in 2008. On May 3, 2004, we redeemed an additional $65 million of the Series B senior notes with proceeds from the sale of assets. The terms of the senior notes required that we pay the holders a premium (3.985% based on the date of redemption), in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss in the second quarter of 2004 of approximately $30 million on the early extinguishment of debt, which includes the premium and the acceleration of the related deferred financing costs and was included in interest expense on our consolidated statement of operations year-to-date period ended June 18, 2004.

On April 27, 2004, we purchased the 455-room Chicago Embassy Suites, Downtown-Lakefront, for approximately $89 million.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 26, 2004, Host Marriott completed the sale of 4 million shares of 8 7/8% Class E redeemable preferred stock for net proceeds of approximately $97 million. Host Marriott then gave us the proceeds, and in return we issued to Host Marriott an equal number of Class E preferred units. On June 29, 2004, the underwriters exercised their option and purchased an additional 34,300 units for net proceeds of approximately $1 million. Holders of the Class E preferred units are entitled to receive cumulative cash distributions at a rate of 8 7/8% per annum of the $25 per unit liquidation preference. Distributions are payable quarterly in arrears, commencing July 15, 2004. On or after June 2, 2009, we have the option to redeem the Class E preferred units for $25 per unit, plus accrued and unpaid distributions to the date of redemption. The Class E preferred units ranks senior to the common OP units and the authorized Series A Junior Participating preferred units, and on a parity with all other classes of preferred units. The preferred unitholders generally have no voting rights.

The proceeds from the issuance of the Class E preferred units, along with available cash, will be used to redeem the Class A preferred units. On July 1, 2004, we announced that we will redeem all 4,160,000 units of Class A preferred units on August 3, 2004.

On June 14, 2004, Host Marriott completed the sale of 25 million shares of common stock for net proceeds of approximately $301 million, after payment of the underwriter discount and offering expenses. The proceeds were given to us, and we in return issued Host Marriott an equal number of common OP units.

As a result of the improvements in operations and the transactions discussed herein, our EBITDA to interest coverage ratio, as defined in the senior notes indenture and credit facility, is slightly above 2.0 to 1.0. Accordingly, we are no longer restricted from making payments on our common and preferred OP units. See the discussion in Note 4.

21.    Quarterly Financial Data (unaudited)

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year

	(in millions, except per share amounts)
Revenues	$770	$828	$726	$1,076	$3,400
Income (loss) from continuing operations	(39)	(22)	(78)	(92)	(231)
Income from discontinued operations	1	6	5	233	245
Cumulative effect of a change in accounting principle(1)	—	—	(24)	24	—
Net income (loss)	(38)	(16)	(97)	165	14
Net income (loss) available to common unitholders	(47)	(25)	(106)	157	(21)
Basic earnings (loss) per common unit:
Continuing operations	(.16)	(.10)	(.29)	(.35)	(.87)
Discontinued operations	—	.02	.02	.75	.80
Cumulative effect of a change in accounting principle(1)	—	—	(.08)	.07	—
Net income (loss)	(.16)	(.08)	(.35)	.47	(.07)
Diluted earnings (loss) per common unit:
Continuing operations	(.16)	(.10)	(.29)	(.35)	(.87)
Discontinued operations	—	.02	.02	.75	.80
Cumulative effect of a change in accounting principle(1)	—	—	(.08)	.07	—
Net income (loss)	(.16)	(.08)	(.35)	.47	(.07)

(1)	See the discussion of the cumulative effect of a change in accounting principle in Note 1, “Application of New Accounting Standards.”

HOST MARRIOTT, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year

	(in millions, except per share amounts)
Revenues	$752	$869	$734	$1,111	$3,466
Income (loss) from continuing operations	(16)	20	(54)	(14)	(64)
Income from discontinued operations	17	6	12	10	45
Net income (loss)	1	26	(42)	(4)	(19)
Net income (loss) available to common unitholders	(8)	17	(51)	(12)	(54)
Basic earnings (loss) per common unit:
Continuing operations	(.10)	.04	(.22)	(.08)	(.34)
Discontinued operations	.07	.02	.05	.04	.15
Net income (loss)	(.03)	.06	(.17)	(.04)	(.19)
Diluted earnings (loss) per common unit:
Continuing operations	(.10)	.04	(.22)	(.08)	(.34)
Discontinued operations	.07	.02	.05	.04	.15
Net income (loss)	(.03)	.06	(.17)	(.04)	(.19)

The sum of the basic and diluted earnings (loss) per common unit for the four quarters in all years presented differs from the annual earnings per unit due to the required method of computing the weighted average number of units in the respective periods.